Exhibit 10.2
SEVERANCE AGREEMENT AND GENERAL RELEASE
     Paul A. McCormick, for himself and his heirs, successors and assigns (“Executive”) and Endologix, Inc., (the “Company”) hereby agree, effective May 12, 2008, to the following:
     1. Executive’s employment with the Company will be terminate on the date hereof (the “Termination Date”).
     2. On the Termination Date Executive will be paid any base salary due and owing to him as of the Termination Date and all earned but unused vacation accrued by him as of the Termination Date. With respect to outstanding business expenses, if any, Executive agrees that on or before May 31, 2008, he will submit a final expense reimbursement statement reflecting any outstanding business expenses incurred through the Termination Date, along with the appropriate receipts and necessary supporting documentation. The Company will provide reimbursement for appropriate business expenses pursuant to its current business policies and practices
     3. In reliance on Executive’s promises, representations, and releases in this Agreement, and in consideration therefor, the Company will provide Executive the following:
     (a) Continued payments at his base salary for a period of six months after the Termination Date. Such payments shall be at the base salary rate in effect on the Termination Date less legally required withholdings and will be made on the Company’s regularly recurring paydays for such six month period;
     (b) Continued payments for Executive’s health insurance premiums for continued health insurance coverage for a period of six months after the Termination Date, provided that Executive makes a timely election to continue such coverage under COBRA;
     (c) $46, 297, which is equal to 36.34% (pro-ration through May 12, 2008) of Executive’s target bonus of $124,400; and
     (d) Continued vesting for Executive’s stock options to purchase the Company’s Common Stock, under the Option Agreements listed on Exhibit A so long as Executive remains a Director of the Company. The foregoing is no guarantee or commitment by the Company to continue to recommend Executive for re-election to the Board of Directors. Executive acknowledges that any exercise of options more than three months following the Termination Date will not be eligible for tax treatment as incentive stock options, but rather will be treated as non-qualified stock options, and Executive acknowledges that he in relying on his own tax advisor with respect to any exercise of such options.
     4. The Company acknowledges that Executive will be entitled to all compensation payable to non-employee members of the Board of Directors, commencing with the first Board meeting and the first stockholder meeting following the Termination Date.

     5. Executive agrees to provide reasonable transition assistance to the Company’s new Chief Executive Officer, in particular with respect to investor relation activities in the four weeks following the Termination Date.
     6. Executive represents to the Company that he is signing this Severance Agreement and General Release voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional consideration including an opportunity for salary continuation and stock option benefits from the Company beyond that which he may be otherwise entitled.
     7. Executive hereby waives and releases all claims, known and unknown, which he has or might otherwise have had against the Company, on behalf of itself and its subsidiaries and related entities, past and present officers, directors, shareholders, executives, managers, supervisors, employees, consultants, auditors, attorneys, insurers, indemnitees, successors and agents (hereinafter collectively referred to as “Released Parties”), arising prior to the date he executes this Agreement. This release includes, without limitation, all claims relating in any way to any aspect of Executive’s employment, compensation, or the cessation of his employment with the Company, under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code Section 51, all provisions of the California Labor Code, the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action or claim whatsoever that arose on or before the date Executive executes this Agreement.
     8. The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against Released Parties. Executive is hereby advised that he should consult with an attorney before signing this Agreement, that nothing herein is intended to waive any claim based on events or actions occurring after this Agreement is entered, and that he has twenty one (21) calendar days after the receipt of this Agreement in which to consider and accept this Agreement by signing and returning this Agreement to Frank Brown. In addition, Executive has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Executive does not advise the Company by a writing received by Mr. Brown within such seven day period of Executive’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.

     9. It is further understood and agreed that as a condition of this Agreement, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California. Such Section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Severance Agreement and General Release is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
     10. This Severance Agreement and General Release shall not be construed as an admission by the Company of any improper, wrongful, or unlawful actions, or any other wrongdoing against Executive, and the Company specifically disclaims any liability to or wrongful acts against Executive on the part of itself and Released Parties.
     11. No provision of this Agreement shall be construed against any party or his/its counsel because that party or his/its counsel drafted the provision in question. This Agreement will be interpreted in accordance with the laws of the State of California.
     12. This Agreement may be modified only by written agreement signed by both parties.
     13. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.
     14. This Severance Agreement and General Release contains the entire agreement between the parties regarding the subject matter hereof, and supersedes any and all prior and contemporaneous oral and written agreements, INCLUDING WITHOUT LIMITATION ANY SEVERANCE BENEFITS EXECUTIVE MIGHT CLAIM UNDER HIS EMPLOYMENT AGREEMENT WITH THE COMPANY DATED OCTOBER 18, 2002, or other severance policies of the Company.
     15. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Orange County, California, in accordance with the Rules of the American Arbitration Association and applying California law, and judgment upon the award rendered by a single arbitrator may be entered in any court having jurisdiction.

     16. In the event of any action for the breach of or to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party reasonable attorneys’ fees, costs, disbursements and other expenses in such amounts as may be awarded by a court of competent jurisdiction.

Endologix, Inc.

/s/ Paul McCormick Paul A. McCormick	/s/ Frank Brown Frank D. Brown, Chairman of the Board

Dated: May 12, 2008	Dated: May 12, 2008

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